Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 23, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in accounting for convertible debt instruments and noncontrolling interest in a subsidiary, described in Note 2 of the consolidated financial statements, as to which date is August 4, 2009, relating to the financial statements and the effectiveness of internal control over financial reporting, which appear in Charles River Laboratories International, Inc.'s Current Report on Form 8-K filed on August 4, 2009.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
August 4, 2009